NEWS RELEASE
Five Below, Inc. Announces First Quarter Fiscal 2015 Financial Results
Sales increased 22% to $153.7 million
Diluted EPS increased to $0.08
Raises full year fiscal 2015 guidance
PHILADELPHIA, PA – (June 3, 2015) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the thirteen weeks ended May 2, 2015.

For the thirteen weeks ended May 2, 2015:

•	Net sales increased by 22.0% to $153.7 million from $126.0 million in the first quarter of fiscal 2014; comparable store sales increased by 1.7%.

•
Operating income increased to $7.0 million from $5.3 million in the first quarter of fiscal 2014. Adjusted operating income, which excludes the impact of the founders’ transaction in the first quarter of fiscal 2014 (see GAAP/Non-GAAP reconciliation table), increased to $7.0 million from $6.1 million in the first quarter of fiscal 2014.

•	The Company opened 19 new stores and ended the quarter with 385 stores in 23 states. This represents an increase in stores of 19% from the end of the first quarter of fiscal 2014.

•
U.S. generally accepted accounting principles, or GAAP, net income was $4.3 million compared to $3.1 million in the first quarter of fiscal 2014. Adjusted net income, which excludes the impact of the founders’ transaction in the first quarter of fiscal 2014 (see GAAP/Non-GAAP reconciliation table), was $4.3 million compared to $3.6 million for the first quarter of fiscal 2014.

•
GAAP diluted income per common share was $0.08 compared to $0.06 in the first quarter of fiscal 2014. Adjusted diluted income per common share, which is adjusted net income on an adjusted diluted weighted average shares outstanding basis in the first quarter of fiscal 2014 (see GAAP/Non-GAAP reconciliation table), was $0.08 per share compared to $0.07 per share in the first quarter of fiscal 2014.

Joel Anderson, CEO, stated: "We are pleased with our first quarter results. Continued strength in new store performance drove the sales and earnings upside versus our guidance, reinforcing our excitement and confidence in the store growth potential for this brand. During the quarter we opened 19 new locations, including our entry into the new states of Kentucky and Alabama. In addition, we continued to invigorate our assortments with even more newness and are optimizing our marketing to better reach and engage our customers, including our new TV commercial that we are testing and that can be viewed on www.fivebelow.com/summerTV."

Mr. Anderson continued, "As we look ahead, our number one priority remains store growth. We are on track to open 70 stores and enter six new states in 2015, and we are also making good progress on our planned 85 openings for 2016. Our entire team is intently focused on driving brand awareness and engagement through marketing enhancements, continually updating our merchandise mix to keep the stores looking fresh and the product presentation compelling, and ensuring that we have the proper systems and infrastructure in place as we continue to grow and scale Five Below."

Balance sheet highlights as of May 2, 2015:

•	Cash and cash equivalents: $52.4 million

•	Total liquidity (cash and cash equivalents plus availability on a $20 million revolver facility): $72.4 million

Second Quarter and Fiscal 2015 Outlook:
For the second quarter of fiscal 2015, net sales are expected to be in the range of $182 million to $185 million based on opening 25 new stores and assuming a 4% to 5% increase in comparable store sales. GAAP net income is expected to be in the range of $6.4 million to $7.0 million, with a GAAP diluted income per common share range of $0.12 to $0.13 on approximately 54.8 million estimated diluted weighted average shares outstanding.

For fiscal 2015, net sales are expected to be in the range of $820 million to $828 million based on opening 70 new stores for the full year and assuming an approximate 3% increase in comparable store sales. GAAP net income is expected to be in the range of $56.4 million to $58.2 million, with a GAAP diluted income per common share of $1.03 to $1.06 on approximately 55.0 million estimated diluted weighted average shares outstanding.

Conference Call Information:
A conference call to discuss the first quarter fiscal 2015 financial results is scheduled for today, June 3, 2015, at 4:30 p.m. Eastern Daylight Time. Investors and analysts interested in participating in the call are invited to dial 800-499-7921 (international callers please dial 719-325-2409) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 877-870-5176 (toll/international 858-384-5517). The pin number to access the telephone replay is 9179251. The replay will be available until June 10, 2015.

Non-GAAP Information:
This press release includes non-GAAP adjusted operating income, adjusted net income, adjusted diluted weighted average shares outstanding and adjusted diluted income per common share, each a non-GAAP financial measure. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a meaningful evaluation of its quarterly and fiscal year 2015 diluted income per common share and actual results on a comparable basis with its quarterly and fiscal year 2014 results. In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the Company's strategy and expansion plans, the availability of suitable new store locations, risks that consumer spending may decline and that U.S. and global macroeconomic conditions may worsen, risks related to the Company's continued retention of its senior management and other key personnel, risks relating to changes in consumer preferences and economic conditions, risks relating to lack of online sales, risks relating to extreme weather, risks relating to the Company's distribution centers, quality or safety concerns about the Company's merchandise, events that may affect the Company's vendors, increased competition from other retailers including online retailers, risks relating to cyber security, risks relating to trade restrictions, and risks associated with leasing substantial amounts of space. For further details and a discussion of these and risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a rapidly growing specialty value retailer offering a broad range of trend-right, high-quality merchandise targeted at the teen and pre-teen customer. Five Below offers a dynamic, edited assortment of exciting products in a fun and differentiated store environment, all priced at $5 and below, including select brands and licensed merchandise across a number of category worlds: Style, Room, Sports, Tech, Crafts, Party, Candy, and Now. Five Below is headquartered in Philadelphia, Pennsylvania. For more information, visit www.fivebelow.com.

###
Investor Contact:
ICR, Inc.
Farah Soi/Megan Crudele
203-682-8200
Farah.Soi@icrinc.com/Megan.Crudele@icrinc.com

Media Contact:
ICR, Inc.
Jessica Liddell/Julia Young
203-682-8200
FivePR@icrinc.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	May 2, 2015	January 31, 2015	May 3, 2014
Assets
Current assets:
Cash and cash equivalents	$52,391	$63,186	$17,816
Inventories	119,820	115,652	98,576
Prepaid income taxes	6,941	1,939	5,981
Deferred income taxes	8,706	8,623	4,757
Prepaid expenses and other current assets	16,736	18,180	16,605
Total current assets	204,594	207,580	143,735
Property and equipment, net	98,134	86,998	78,046
Deferred income taxes	—	—	556
Other assets	293	284	296
	$303,021	$294,862	$222,633

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	42,146	39,222	35,524
Income taxes payable	253	14,442	13
Accrued salaries and wages	4,590	5,275	4,083
Other accrued expenses	30,463	20,462	20,210
Total current liabilities	77,452	79,401	59,830
Deferred rent and other	43,659	40,450	39,558
Deferred income taxes	173	742	—
Total liabilities	121,284	120,593	99,388
Shareholders’ equity:
Common stock	545	544	543
Additional paid-in capital	297,181	293,992	287,913
Accumulated deficit	(115,989)	(120,267)	(165,211)
Total shareholders’ equity	181,737	174,269	123,245
	$303,021	$294,862	$222,633

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended
	May 2, 2015	May 3, 2014
Net sales	$153,727	$126,004
Cost of goods sold	106,566	87,069
Gross profit	47,161	38,935
Selling, general and administrative expenses	40,140	33,673
Operating income	7,021	5,262
Interest expense, net	9	72
Loss on debt extinguishment	—	244
Income before income taxes	7,012	4,946
Income tax expense	2,734	1,866
Net income	4,278	3,080
Net income attributable to participating securities	—	(20)
Net income attributable to common shareholders	$4,278	$3,060
Basic income per common share	$0.08	$0.06
Diluted income per common share	$0.08	$0.06
Weighted average shares outstanding:
Basic shares	54,448,634	53,864,972
Diluted shares	54,717,146	54,293,467

FIVE BELOW, INC.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	May 2, 2015	May 3, 2014
Operating activities:
Net income	$4,278	$3,080
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4,740	3,869
Loss on debt extinguishment	—	244
Loss on disposal of property and equipment	6	47
Amortization of deferred financing costs	7	5
Share-based compensation expense	2,465	1,818
Deferred income tax benefit	(652)	(495)
Changes in operating assets and liabilities:
Prepaid income taxes	(5,002)	(4,484)
Inventories	(4,168)	(9,199)
Prepaid expenses and other assets	1,428	(1,354)
Accounts payable	(7,307)	1,162
Income taxes payable	(14,189)	(5,994)
Accrued salaries and wages	(685)	1,411
Deferred rent	3,192	3,581
Other accrued expenses	15,103	2,196
Net cash used in operating activities	(784)	(4,113)
Investing activities:
Capital expenditures	(10,738)	(10,170)
Net cash used in investing activities	(10,738)	(10,170)
Financing activities:
Repayment of note payable under Term Loan Facility	—	(19,500)
Proceeds from exercise of options to purchase common stock	368	484
Repurchase of unvested restricted shares related to stock option exercises	—	(1)
Excess tax benefit related to exercises of stock options	359	932
Net cash provided by (used in) financing activities	727	(18,085)
Net decrease in cash and cash equivalents	(10,795)	(32,368)
Cash and cash equivalents at beginning of period	63,186	50,184
Cash and cash equivalents at end of period	$52,391	$17,816

FIVE BELOW, INC.
GAAP to Non-GAAP Reconciliation of Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

Reconciliation of operating income, as reported, to adjusted operating income
	Thirteen Weeks Ended
	May 2, 2015	May 3, 2014
Operating income, as reported	$7,021	$5,262
Adjustments:
Founders' transaction (1)	—	858
Adjusted operating income	$7,021	$6,120

Reconciliation of net income attributable to common shareholders, as reported, to adjusted net income
	Thirteen Weeks Ended
	May 2, 2015	May 3, 2014
Net income attributable to common shareholders, as reported	$4,278	$3,060
Adjustments:
Net income attributable to participating securities, as reported	—	20
Net income, as reported	4,278	3,080
Adjustments:
Founders' transaction (1)	—	858
Less tax benefit	—	(324)
Adjusted net income	$4,278	$3,614

Reconciliation of diluted weighted average shares outstanding, as reported, to adjusted diluted weighted average shares outstanding
	Thirteen Weeks Ended
	May 2, 2015	May 3, 2014
Diluted weighted average shares outstanding, as reported	54,717,146	54,293,467
Adjustments:
Unvested and vested restricted stock (2)	—	363,882
Adjusted diluted weighted average shares outstanding	54,717,146	54,657,349

Reconciliation of diluted income per common share, as reported, to adjusted diluted income per common share
	Thirteen Weeks Ended
	May 2, 2015	May 3, 2014
Diluted income per common share, as reported	$0.08	$0.06
Adjustments to numerator:
Founders’ transaction (1)	—	0.02
Income tax benefit per share	—	(0.01)
Adjusted diluted income per common share	$0.08	$0.07

(1)
Founders’ transaction relates to the expense recognition for the options granted to the founders in fiscal 2010 and their modification in March 2012, which cancelled the fiscal 2010 option award to purchase 2,020,620 shares of common stock and granted an equal number of restricted shares that vested through March 2014.

(2)	Assumes the impact of all unvested and vested restricted stock related to the Founders' transaction as of the beginning of the period.